EX-99.CODE ETH

                                                                  EXHIBIT (A)(1)


                            PROSPECT STREET(R) FUNDS
                                 HIGHLAND FUNDS

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                          AND SENIOR FINANCIAL OFFICERS

I.     COVERED OFFICERS/PURPOSE OF THE CODE

       This code of ethics (this "Code") for the Funds applies to each Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers") for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

         o compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o     accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not

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individually  engage  in  certain  transactions  (such  as  the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and the Fund's investment adviser (the "Adviser") are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures, and the circumstances they cover fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers, in the ordinary course of their duties (whether formally for the Fund or for the
Adviser, or for both), will be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors (the "Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes of ethics.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle of the Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

         Each Covered Officer must:

         o     not  use  his  personal   influence  or  personal   relationships
               improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

         o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

         o     report at least annually any affiliations or  other relationships
               related  to  conflicts  of  interest  indicated  in  the   Fund's
               Directors and Officers Questionnaire; and

         o disclose any material ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than the Adviser or any affiliated person thereof.

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III.     DISCLOSURE AND COMPLIANCE

         o     Each  Covered  Officer  should  familiarize  himself   with   the
               disclosure requirements generally applicable to the Fund;

         o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Board members and auditors, and to governmental regulators and self-regulatory organizations;

         o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

         o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by laws, rules and regulations applicable to the Funds.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         o upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

         o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

         o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

         o notify the Fund's Qualified Legal Compliance Committee (the "Committee") promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

                  The Fund will follow these procedures in investigating and enforcing this Code:

         o the Committee will take all appropriate action to investigate any potential violations reported to it;

         o if, after such investigation, the Committee believes that no violation has occurred, the Committee is not required to take any further action;

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         o     any  matter  that  the  Committee believes is a violation will be reported to the Board;

         o if the Board concurs that a violation has occurred, it will consider appropriate action, which may include: review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer;

         o the Committee will be responsible for granting waivers, as appropriate; and

         o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies and procedures of the Fund, the Adviser or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and the Adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and the Adviser's additional policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of the Fund's Board, including a majority of independent Board members.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Fund and its Board and the Adviser and each of their respective counsel.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.


As Revised:  September 30, 2004